 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-265748
PROSPECTUS
GLOBAL BUSINESS TRAVEL GROUP, INC.
ISSUANCE OF UP TO 21,402,684 SHARES OF CLASS A COMMON STOCK
AND
RESALE OF UP TO 466,649,054 SHARES OF CLASS A COMMON STOCK
BY THE SELLING SECURITYHOLDERS

This prospectus relates to the issuance by us of up to 21,402,684 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issuable upon the exercise of GBTG MIP Options with an exercise price ranging from $5.74 to $14.58, with each GBTG MIP Option exercisable for one share of Class A Common Stock.
This prospectus also relates to the resale by the selling securityholders named in this prospectus, or the Selling Securityholders, of up to 466,649,054 shares of Class A Common Stock, which consists of (i) 394,448,481 shares of Class A Common Stock issuable upon the exchange of GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) held by the Continuing JerseyCo Owners, which they received in exchange for their GBT JerseyCo shares pursuant to the Business Combination Agreement, with each GBT JerseyCo B Ordinary Share exchangeable for one share of Class A Common Stock; (ii) 14,435,817 shares of Class A Common Stock issuable upon the conversion of “earnout” shares held by the Continuing JerseyCo Owners and certain of our officers and directors (and, in the case of the Continuing JerseyCo Owners, upon the subsequent exchange of GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) into which such “earnout” shares will convert) issued pursuant to the Business Combination Agreement, to such holders, as holders of GBT JerseyCo shares, without the payment of any additional purchase price, with each “earnout” share convertible into one share of Class A Common Stock; (iii) 5,644,506 shares of Class A Common Stock issuable upon the exercise of GBTG MIP Options held by certain of our officers and directors with an exercise price ranging from $5.74 to $14.58, with each GBTG MIP Option exercisable for one share of Class A Common Stock; (iv) 31,700,000 shares of Class A Common Stock issued in the PIPE Investment originally issued at a price of $10.00 per share; and (v) 20,420,250 converted Founder Shares originally issued at a price of $0.00087 per share.
We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options. For additional information, see “Risk Factors.”
See “Selected Definitions” below for certain defined terms used in this prospectus.
We are registering the resale of the shares of Class A Common Stock pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock. Subject to the terms of the applicable agreements, the Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock in the section entitled “Plan of Distribution.”
We will receive the proceeds from any exercise of GBTG MIP Options for cash, but not from the resale of the shares of Class A Common Stock by the Selling Securityholders. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock.
Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GBTG”. On May 31, 2023, the last reported sale price for our Class A Common Stock as reported on the NYSE was $7.17 per share.
The shares of Class A Common Stock being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding shares of Class A Common Stock. The shares being registered in this prospectus (which include shares issuable upon exercise, conversion or exchange of other securities) exceed the total number of outstanding shares of Class A Common Stock (69,921,386 shares of Class A Common Stock outstanding as of May 31, 2023). In addition, the securities beneficially owned by Continuing JerseyCo Owners, holders of GBTG MIP Options and holders of GBT MIP Shares represent over 80% of the total outstanding shares of Class A Common Stock, and these holders will have the ability to sell all of their shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. The sale of the securities being registered in this prospectus therefore could result in a significant decline in the public trading price of Class A Common Stock.
In addition, some of the shares being registered for resale were or may be acquired by the Selling Securityholders for no consideration or purchased for prices considerably below the current market price of the Class A Common Stock. Even though the current market price is significantly below the price at the time of Apollo Strategic Growth Capital’s initial public offering on October 6, 2020, certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. In particular, the Sponsor, the Continuing JerseyCo Owners and certain of our officers and directors may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the last reported sale price of Class A Common Stock referenced above, shares acquired for less than such last reported sale price (including (i) shares issuable upon the exchange of GBT JerseyCo B Ordinary Shares, (ii) shares issuable upon the conversion of “earnout” shares, and (iii) the converted Founder Shares) the Selling Securityholders may experience potential profit up to $6.63 per share.
Investing in our securities involves a high degree of risk. You should carefully read the discussion in “Risk Factors” beginning on page 3 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Prospectus dated June 8, 2023

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ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus, in any applicable prospectus supplement prepared by us or on our behalf, in the documents incorporated by reference herein or therein and related free writing prospectus. Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement, any documents incorporated by reference herein or therein or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders hereunder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section entitled under “Where You Can Find More Information.”
Unless the context otherwise requires, the “Company,” “GBT,” “our,” “we” or “us” refers to GBTG and its consolidated subsidiaries and references to “GBTG” refers to Global Business Travel Group, Inc., a Delaware corporation.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made in this prospectus are “forward looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “could,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:
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changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities;

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our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors;

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various conflicts of interest that could arise among us, affiliates and investors;

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our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

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factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control;

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the impact of the COVID-19 pandemic, geopolitical conflicts and related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally;

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the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

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the effect of a prolonged or substantial decrease in global travel on the global travel industry;

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political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services);

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the effect of legal, tax and regulatory changes; and

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other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SELECTED DEFINITIONS
When used in this prospectus, unless otherwise stated or the context otherwise requires:
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“American Express” refers to American Express Company and its consolidated subsidiaries.

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“B2B” refers to business-to-business.

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“B2B travel” refers to travel for business purposes that is purchased and fulfilled through a company-sponsored and managed channel.

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“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

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“Business Combination Agreement” refers to the Business Combination Agreement, dated as of December 2, 2021 (as the same has been amended, modified, supplemented or waived from time to time in accordance with its terms), by and between GBTG (formerly known as Apollo Strategic Growth Capital) and GBT JerseyCo.

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“Certificate of Incorporation” refers, collectively, to the Certificate of Incorporation of GBTG, the Certificate of Designations for the Class A-1 Preferred Stock and the Certificate of Designations for the Class B-1 Preferred Stock.

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“Continuing JerseyCo Owners” refers to Amex HoldCo, Juweel and Expedia, which hold GBT JerseyCo B Ordinary Shares, shares of Class B Common Stock and “earnout” shares following the consummation of the transactions contemplated by the Business Combination.

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“Egencia” refers to the business acquired in the Egencia Acquisition.

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“Egencia Acquisition” refers to GBT JerseyCo’s acquisition of the Egencia business from Expedia pursuant to the Egencia Equity Contribution Agreement.

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“Egencia Equity Contribution Agreement” refers to the Equity Contribution Agreement, dated as of August 11, 2021, by and among Expedia, Inc., GBT JerseyCo and Juweel, in connection with the Egencia Acquisition.

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“Exchange Agreement” refers to the Exchange Agreement, dated May 27, 2022, by and among GBTG, GBT JerseyCo and each holder of GBT JerseyCo B Ordinary Shares from time to time party thereto.

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“Expedia” refers to EG Corporate Travel Holdings LLC, a Delaware limited liability company.

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“Founder Shares” refers to the 20,420,250 Class B Ordinary Shares, par value $0.00005 per share, of Apollo Strategic Growth Capital prior to the consummation of the Business Combination, held in the aggregate by the Sponsor and the Insiders, which were converted into shares of our Class A Common Stock at the consummation of the transactions contemplated by the Business Combination.

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“GBT JerseyCo” refers to GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey.

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“GBT JerseyCo A Ordinary Shares” refers to voting redeemable shares of GBT JerseyCo, designated as “A Ordinary Shares” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.

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“GBT JerseyCo Amended and Restated M&A” refers to the Fourth Amended & Restated Memorandum of Association of GBT JerseyCo and the Third Amended & Restated GBT JerseyCo Articles of Association.

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“GBT JerseyCo B Ordinary Shares” refers to non-voting redeemable shares of GBT JerseyCo, designated as “B Ordinary Shares” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.

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“GBT JerseyCo C Ordinary Shares” or “earnout shares” refers to non-voting redeemable shares of GBT JerseyCo, designated as “C Ordinary Shares” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.

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“GBT JerseyCo Capital Stock” refers to the GBT JerseyCo A Ordinary Shares, GBT JerseyCo B Ordinary Shares, GBT JerseyCo C Ordinary Shares and the GBT JerseyCo Z Ordinary Share.

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“GBT JerseyCo Z Ordinary Share” refers to non-voting non-redeemable shares of GBT JerseyCo, designated as the “Z Ordinary Share” in the GBT JerseyCo Amended and Restated M&A with a nominal value of €0.00001.

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“GBT Legacy MIP Option” refers to an option to purchase GBT MIP Shares that were granted prior to 2021.

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“GBT MIP Option” refers to an option to purchase GBT MIP Shares granted under the Amended & Restated GBT JerseyCo Limited Management Incentive Plan, effective as of December 2, 2021 (or any predecessor plan), including GBT Legacy MIP Options.

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“GBT MIP Shares” refers to the MIP Shares (as such term is defined in GBT JerseyCo Amended and Restated M&A) of €0.00001 each of GBT JerseyCo, issuable in respect of GBT MIP Options.

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“GBT Partner Solutions” refers to GBT’s program, whereby participating travel agencies can benefit from, among other things, GBT’s global supplier network, long-standing relationships with suppliers and access to GBT’s products, services, and technology.

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“GBT Supply MarketPlace” refers to our proprietary capability to source, distribute and manage travel and travel-related content to travelers, clients and Network Partners, through both GBT and third-party technology, as well as GBT’s supplier content and management processes and expertise.

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“Insiders” refers to Jennifer Fleiss, Mitch Garber and James H. Simmons III.

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“Juweel” refers to Juweel Investors (SPC) Limited, an exempted segregated portfolio company with limited liability incorporated under the laws of the Cayman Islands, successor-in-interest to Juweel Investors Limited, a company incorporated as an exempted company with limited liability under the laws of the Cayman Islands.

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“Network Partners” refers to third-party travel management companies (“TMCs”) and independent advisors that are clients of GBT Partner Solutions who, through GBT Partner Solutions, can access GBT’s technology platform and content or, in the case of our TPN, benefit from our client referrals and management network.

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“PIPE Investment” refers to the private placement pursuant to which PIPE Investors subscribed for an aggregate of 32,350,000 newly-issued shares of Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $323.5 million pursuant to the PIPE Subscription Agreements, which was completed at the consummation of the transactions contemplated by the Business Combination.

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“PIPE Investors” refers to the investors that signed PIPE Subscription Agreements and funded their committed amounts.

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“PIPE Securities” refers to the shares of Class A Common Stock sold to the PIPE Investors pursuant to the PIPE Subscription Agreements.

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“PIPE Subscription Agreements” refers to the subscription agreements, dated as of December 2, 2021, by and between APSG and the PIPE Investors, pursuant to which the PIPE Investment was consummated.

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“Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, dated as of May 27, 2022, between GBTG, the Sponsor, the Insiders and the Continuing JerseyCo Owners, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

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“Shareholders Agreement” refers to the Shareholders Agreement, dated May 27, 2022, between GBTG, GBT JerseyCo, Amex HoldCo., Juweel and Expedia, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

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“Sponsor” refers to APSG Sponsor, L.P., a Cayman Islands exempted limited partnership.

v

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“Total Transaction Value” or “TTV” refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

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“TPN” refers to GBT’s Travel Partner Network, consisting of third-party travel management companies, through which GBT services clients globally. All TPNs are Network Partners.

THE COMPANY
GBTG operates American Express Global Business Travel, the world’s leading B2B travel platform, measured by 2021 TTV, according to Travel Weekly (“2022 Power List,” June 2022, Travel Weekly). We provide a full suite of differentiated, technology-enabled solutions to business travelers and business clients, suppliers of travel content (such as airlines, hotels, ground transportation and aggregators) and third-party travel agencies. We differentiate our value proposition through our commitment to deliver to our customers unrivaled choice, value and experience, with the powerful backing of American Express GBT.
We are at the center of the global B2B travel ecosystem, managing the end-to-end logistics of business travel and providing an important link between businesses, their employees, travel suppliers and other industry participants. We service our clients in the following ways:
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Our portfolio of travel management solutions, built around and targeting the needs of key client segments we serve, provide extensive access to flights, hotel rooms, car rentals and other travel services as well as meeting and events solutions, including exclusive negotiated content, supported by a full suite of services that allows our clients to design and operate an efficient travel program and solve complex travel requirements across all stages of the business process from planning, booking, on trip, and post trip activities.

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Our award-winning client facing proprietary platforms are built to deliver business value through optimized user experiences across the act of business travel. These platforms, accessible over web and mobile interfaces and powered by our data management infrastructure and built by one of the world’s largest product engineering teams dedicated to driving technical innovation across the business travel industry. These client facing platforms are known to the market as:

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Egencia primarily focuses on digital-first clients (more than 90% of transactions were served through digital channels in 2022) who value a simple, easy to use and standardized end-to-end solution.

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The GBT platform is a modular solution primarily focused on flexibility of service offerings; seamlessly integrating a wide range of third-party and proprietary software and services in to one complete travel solution designed and built around the needs of each customer.

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GBT Partner Solutions extends our platform to our Network Partners, TMCs and independent advisors, by offering them access to our differentiated content and technology. Through GBT Partner Solutions, we aggregate business travel demand serviced by our Network Partners at low incremental cost, which we believe enhances the economics of our platform, generates increased return on investment and expands our geographic and segment footprint.

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GBT Supply MarketPlace provides travel suppliers with efficient access to business travel clients serviced by our diverse portfolio of leading travel management solutions and Network Partners. We believe this access allows travel suppliers to benefit from premium demand (which we generally view as demand that is differentially valuable and profitable to suppliers) without incurring the costs associated with directly marketing to, and servicing the complex needs of, our business clients. Our travel supplier relationships generate efficiencies and cost savings that can be passed on to our business clients.

In June 2014, American Express established the joint venture (“JV”) comprising the GBT JerseyCo operations with a predecessor of Juweel held by a group of institutional investors led by an affiliate of Certares Management LLC. Since the formation of the JV in 2014, we have evolved from a leading TMC into a complete B2B travel platform, becoming one of the leading marketplaces in travel for business clients and travel suppliers according to Travel Weekly (“2022 Power List,” June 2022, Travel Weekly). Before June 2014, our operations were owned by American Express and primarily consisted of providing business travel solutions for business clients.
In May 2022, we executed long-term commercial agreements with American Express, including an amended and restated trademark license agreement (the “A&R Trademark License Agreement”), pursuant to which we continue to license the American Express trademarks used in the American Express Global Business Travel brand, and we license the American Express trademarks used in the American Express

GBT Meetings & Events brand for business travel, meetings and events, business consulting and other services related to business travel, in each case on an exclusive and worldwide basis. The term of the A&R Trademark License Agreement is for 11 years from the Closing Date, unless earlier terminated or extended.
On May 25, 2022, Apollo Strategic Growth Capital (“APSG”), a blank check company incorporated as a Cayman Islands exempted company, held an extraordinary general meeting of its shareholders at which the APSG shareholders considered and adopted, among other matters, a proposal to approve the Business Combination pursuant to the terms of the Business Combination Agreement. Upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement on May 27, 2022, GBT JerseyCo became a direct subsidiary of APSG, with APSG being re-domesticated as a Delaware corporation and renamed “Global Business Travel Group, Inc.” and conducting its business through GBT JerseyCo in an umbrella partnership-C corporation structure.
Our principal executive office is located at 666 3rd Avenue, 4th Floor, New York, NY 10017 and our telephone number is (646) 344-1290. We maintain a website at www.amexglobalbusinesstravel.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS
Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q (together with any material changes thereto contained in subsequent filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
All of the Class A Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of Class A Common Stock by the Selling Securityholders pursuant to this prospectus.
We will receive up to an aggregate of approximately $151,362,316 million from the exercise of all GBTG MIP Options, assuming the exercise in full of all such options for cash. We will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we expect to use the net proceeds from the exercise of such GBTG MIP Options for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the GBTG MIP Options.
There is no assurance whether or when the GBTG MIP Options may be exercised. To the extent that the GBTG MIP Options are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the GBTG MIP Options will decrease. We believe the likelihood that GBTG MIP Option holders will exercise their GBTG MIP Options, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than the applicable exercise price ($5.74 to $14.58 for the GBTG MIP Options), we believe such holders will be unlikely to exercise their GBTG MIP Options, as applicable.
We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DESCRIPTION OF SECURITIES
The following descriptions are summaries of the material terms of our Certificate of Incorporation and our Bylaws. Because they are only summaries, they do not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to our Certificate of Incorporation and our Bylaws, the GBT JerseyCo Amended and Restated M&A, the Exchange Agreement and the Shareholders Agreement, which have been filed with the SEC and to the applicable provisions of Delaware law. Under “Description of Securities,” “we,” “us,” “our” and “Company” refer to GBTG and not to any of its subsidiaries.
General
Our purpose is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law, as amended (the “DGCL”). Our authorized capital stock consists of (i) 3,000,000,000 shares of Class A Common Stock, par value $0.0001 per share, (ii) 3,000,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and (iii) 6,010,000,000 shares of preferred stock, par value of $0.00001 per share (the “Preferred Stock”). With respect to our Preferred Stock, (a) 3,000,000,000 shares of Class A-1 preferred stock (the “Class A-1 Preferred Stock”) is designated pursuant to the Certificate of Designations for the Class A-1 Preferred Stock, (b) 3,000,000,000 shares of Class B-1 preferred stock (the “Class B-1 Preferred Stock”) is designated pursuant to the Certificate of Designations for the Class B-1 Preferred Stock and (c) the remaining 10,000,000 shares of preferred stock is undesignated Preferred Stock. Pursuant to our Certificate of Incorporation and subject to the provisions of the DGCL, our board of directors (the “Board”) has the authority, without stockholder approval (but without limitation of the rights of any party to the Shareholders Agreement and the Exchange Agreement), to issue additional shares of Class A Common Stock. Unless the Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
As of May 31, 2023, our issued and outstanding share capital consisted of (i) 69,921,386 shares of Class A Common Stock, (ii) 394,448,481 shares of Class B Common Stock and (iii) no shares of Preferred Stock.
Common Stock
We have two classes of authorized Common Stock: Class A Common Stock and Class B Common Stock, each of which has one vote per share. All classes of Common Stock vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law, including in connection with amendments to the Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.
In order to preserve the Up-C structure, the Exchange Agreement provides that we and GBT JerseyCo will take (or, in some cases, forbear from taking) various actions, as necessary to maintain a one-to-one ratio between the number of issued and outstanding (x) Class A Stock (and equivalents) and the GBT JerseyCo A Ordinary Shares and (y) Class B Stock and the GBT JerseyCo B Ordinary Shares. For example, the Exchange Agreement provides that, if we issue or sell additional shares of Class A Common Stock, we will contribute the net proceeds of such issuance and sale to GBT JerseyCo, and GBT JerseyCo will issue to us an equal number of GBT JerseyCo A Ordinary Shares. Similarly, the Exchange Agreement provides that neither we nor GBT JerseyCo may effect any subdivision or combination of any of its equity securities unless the other effects an identical subdivision or combination of the corresponding class of its equity securities.
Class A Common Stock
Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including in the election or removal of directors elected by our stockholders generally. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of Class A Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
In the case of our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A Common Stock will be entitled to receive, ratably on a per share basis with other holders of Class A Common Stock (subject to the nominal economic rights of holders of the Class B Common Stock described below), our remaining assets available for distribution to stockholders.
All shares of Class A Common Stock that are outstanding are fully paid and non-assessable. The Class A Common Stock will not be subject to further calls or assessments by us. Except as set forth in the Shareholders Agreement and the Exchange Agreement, holders of shares of Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights powers, preferences and privileges of Class A Common Stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Class B Common Stock
Holders of shares of Class B Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including in the election or removal of directors elected by our stockholders generally. The holders of Class B Common Stock do not have cumulative voting rights in the election of directors.
The shares of Class B Common Stock generally have only nominal economic rights (limited to the right to receive up to the par value in the event of our liquidation, dissolution or winding up). Dividends and other distributions shall not be declared or paid on Class B Common Stock. Holders of shares of Class B Common Stock have the right to receive, ratably on a per share basis with other holders of Class B Common Stock and holders of Class A Common Stock, a distribution from our remaining assets available for distribution to stockholders, up to the par value of such shares of Class B Common Stock, but otherwise are not entitled to receive any of our assets in connection with any such liquidation, dissolution or winding up.
All shares of Class B Common Stock that are outstanding are fully paid and non-assessable. The Class B Common Stock will not be subject to further calls or assessments by us. Except as set forth in the Shareholders Agreement and the Exchange Agreement, holders of shares of Class B Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights powers, preferences and privileges of Class B Common Stock will be subject to those of the holders of any shares of our preferred Stock or any other series or class of stock we may authorize and issue in the future.
On the terms and subject to the conditions of the Exchange Agreement, the Continuing JerseyCo Owners (or certain permitted transferees thereof) have the right, on the terms and subject to the conditions of the Exchange Agreement, to exchange their GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Stock) for shares of Class A Stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions or, in certain limited circumstances, at the option of the Exchange Committee, for cash (based on the VWAP of Class A Common Stock for the five trading day period ending on the trading day immediately preceding the applicable exchange date).
Preferred Stock
No shares of Preferred Stock are issued or outstanding.
The Certificate of Designations for the Class A-1 Preferred Stock and the Certificate of Designations for the Class B-1 Preferred Stock are part of our Certificate of Incorporation and authorize the issuance of 3,000,000,000 shares of Class A-1 Preferred Stock and 3,000,000,000 shares of Class B-1 Preferred Stock, respectively.

Holders of Class A-1 Preferred Stock and Class B-1 Preferred Stock have no voting rights except as otherwise from time to time required by law.
Except as set forth in the Certificate of Designations, and as described below, holders of Class A-1 Preferred Stock are entitled to the same rights and privileges, qualifications and limitations as holders of Class A Common Stock and holders of Class B-1 Preferred Stock are entitled to the same rights and privileges, qualifications and limitations as holders of Class B Common Stock, as provided for in our Certificate of Incorporation, Bylaws, applicable law or otherwise and Class A-1 Preferred Stock shall be identical in all respects to the Class A Common Stock and Class B-1 Preferred Stock shall be identical in all respects to the Class B Common Stock.
In the event of any binding share exchange or reclassification involving the Class A-1 Preferred Stock or the Class B-1 Preferred Stock, merger or consolidation of us with another entity (whether or not a corporation) or conversion, transfer, domestication or continuance of us into another entity or into another jurisdiction, in each case, in connection with which holders of Class A Common Stock or Class B Common Stock, as applicable, would receive shares of capital stock that constitute “voting securities” (as such term is used for purposes of the BHC Act) (or options, rights or warrants to purchase, or of securities convertible into or exercisable or exchangeable for, such shares of capital stock), we may provide for the holders of shares of Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, to receive, in lieu thereof, on a per share basis, the same number of shares of capital stock of another class or series that constitute “nonvoting securities” (as such term is used for purposes of the BHC Act) (or options, rights or warrants to purchase, or securities convertible into or exercisable or exchangeable for, such shares of capital stock), and that otherwise have the same rights and privileges, qualifications and limitations as the shares of capital stock to be received by the holders of Class A Common Stock or Class B Common Stock, as applicable.
In the event any rights, qualifications or limitations would result in the holders of Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, receiving voting securities in connection with any dividend or distribution by us, such holders shall receive, in lieu of such voting securities, non-voting securities that are otherwise entitled to the same rights, privileges and qualifications as such voting securities subject to the limitations on voting described above.
In the event that the shares of Class A Common Stock or Class B Common Stock shall be split, divided, or combined, substantially concurrently therewith, the outstanding shares of the Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, shall be proportionately split, divided or combined.
Exchanges of Class B-1 Preferred Stock are governed by the terms set forth in the Exchange Agreement.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, (a) the holders of Class A-1 Preferred Stock shall be entitled to receive a distribution from our remaining assets, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the par value of Class A-1 Preferred Stock plus $0.0001 per share of Class A-1 Preferred Stock and (ii) the distribution to “Participating Shares” contemplated by Section 5.3(c)(i) of the Certificate of Incorporation. For purposes of calculating the amount pursuant to clause (ii) of the immediately preceding sentence, it shall be assumed that all then outstanding shares of Class A-1 Preferred Stock shall have been converted into Class A Common Stock and (b) the holders of Class B-1 Preferred Stock shall be entitled to receive a distribution from our remaining assets, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, up to the par value of Class B-1 Preferred Stock plus $0.0001 per share of Class B-1 Preferred Stock. Other than as set forth in the preceding sentence, the holders of shares of Class B-1 Preferred Stock, as such, shall not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs. If upon any such liquidation, dissolution or winding up, the assets available for distribution to our stockholders shall be insufficient to pay to holders of shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock, as applicable, the full amount to which they shall be entitled, the holders of shares of Class A-1 Preferred Stock or the Class B-1 Preferred Stock, as applicable, shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Shares of Class A-1 Preferred Stock and Class B-1 Preferred Stock are not convertible into Common Stock other than in connection with a Permitted BHCA Transfer (as defined below). Any holder of shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock may transfer such shares in a Permitted BHCA Transfer to a Permitted BHCA Transferee (as defined below), and any shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock so transferred shall immediately following such transfer automatically be converted into an equal number of shares of Class A Common Stock or Class B Common Stock, respectively. A “Permitted BHCA Transferee” shall mean a person or entity who acquires shares of Class A-1 Preferred Stock or Class B-1 Preferred Stock from a holder thereof in any of the following transfers (each a “Permitted BHCA Transfer”): (i) a widespread public distribution; (ii) a transfer to us; (iii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any “class of voting securities” of ours (as such term is used for purposes of the BHC Act); or (iv) a transfer to a transferee who would control more than 50% of every “class of voting securities” (as such term is used for purposes of the BHC Act) of us without giving effect to the shares of our capital stock transferred by the applicable transferred stockholder or any of its Permitted BHCA Transferees.
The Certificate of Incorporation authorizes the Board to establish one or more series of preferred stock (including convertible preferred stock). Subject to any limitations prescribed by the DGCL, the authorized shares of preferred stock are available for issuance without further action by the holders of our Class A Common Stock or Class B Common Stock. The Board may fix the number of shares constituting a series of preferred stock and the designation of such series, the voting powers (if any) of the shares of such series and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof.
We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Class A Common Stock might believe to be in their best interests or in which the holders of our Class A Common Stock might receive a premium over the market price of the shares of our Class A Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Class A Common Stock by restricting dividends on the Class A Common Stock, diluting the voting power of the Class A Common Stock or, as is the case with the Class A-1 Preferred Stock and the Class B-1 Preferred Stock, subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.
Dividend Rights
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividends will be subject to the discretion of the Board.
We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. In addition, our ability to pay dividends is limited by that certain senior secured credit agreement, dated as of August 13, 2018, by and among GBT Group Services B.V., as borrower, GBT III B.V., as the original parent guarantor, the other loan parties from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent, and the lenders and letter of credit issuers from time to time party thereto, as amended from time to time. and may be limited by covenants under other indebtedness we and our subsidiaries incur in the future, as well as other limitations and restrictions imposed by law.

Annual Stockholder Meetings
Our Bylaws provide that annual stockholder meetings will be held on a date and at a time and place, if any, as exclusively selected by the Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
Our Certificate of Incorporation and our Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock held by stockholders.
These provisions include:
Action by Written Consent; Special Meetings of Stockholders
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting (with exceptions for (i) actions taken by holders of a series of preferred stock, as provided by the applicable certificate of designation, and (ii) actions required or permitted to be taken by holders of Class B Common Stock separately as a class but only if such action were taken by holders of at least 66 2∕3% of the total voting power of all the Class B Common Stock then, outstanding). Our Certificate of Incorporation and our Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the Board pursuant to a resolution adopted by a majority of the total number of directors. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified at the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers or changes in control of the Company.
Election and Removal of Directors
Our Certificate of Incorporation provides that our directors may be removed only for cause and only by the affirmative vote of at least 66 2∕3% of the votes that all our stockholders would be entitled to cast in an annual election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of the Board. In addition, our Certificate of Incorporation and our Bylaws provide that any vacancies on the Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director or at a special meeting of stockholders called by or at the direction of the Board for such purpose. Moreover, under our Certificate of Incorporation, the Board is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the Board, and the prospect of that delay might deter a potential offeror.

No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our Class A Common Stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Advance Notice Procedures
Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Although our Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Supermajority Approval Requirements
The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation or bylaws requires a greater percentage. The DGCL does not specify a required vote for stockholders to amend a corporation’s bylaws and, therefore, the default voting standard set forth in a corporation’s bylaws will apply to votes to amend the bylaws unless the certificate of incorporation or bylaws provide otherwise. In addition, the DGCL provides that a board of directors may amend the bylaws without further stockholder action if authorized to do so by the corporation’s certificate of incorporation. Our Certificate of Incorporation provides that, without limiting the rights of any party to the Shareholders Agreement, a majority vote of the Board or the affirmative vote of holders of at least 66 2∕3% of the total votes of the outstanding shares of our capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend, alter, change or repeal our Bylaws or adopt any provision inconsistent therewith. In addition, our Certificate of Incorporation provides that, without limiting the rights of any party to the Shareholders Agreement, the affirmative vote of the holders of at least 66 2∕3% of the total votes of the outstanding shares of our capital stock entitled to vote with respect thereto, voting together as a single class, will be required to amend our Certificate of Incorporation (and, in addition, the affirmative vote of the holders of at least 66 2∕3% of the total voting power of the Class B Common Stock, voting separately as a class, will be required to amend any provision of the Certificate of Incorporation that adversely affects the rights, priorities or privileged of the Class B Common Stock). This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of us or our management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply if and so long as Class A Common Stock remains listed on the NYSE, require stockholder approval prior to the issuance of shares of Class A Common Stock in certain circumstances, including (i) if the number of shares of Class A Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Class A Common Stock outstanding before the issuance and (ii) if such issuance is to a person considered a Related Party (as defined in Rule 312.03 of the NYSE Listed Company Manual) solely by virtue of being a substantial security holder of the issuer and the number of shares of Class A Common Stock to be issued exceeds five percent of the number of shares of Class A Common Stock outstanding before the issuance.
The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
Our authorized but unissued shares of Class A Common Stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of Class A Common Stock could render more difficult or discourage an attempt to obtain control of a majority of our Class A Common Stock by means of a proxy contest, tender offer, merger or otherwise.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholders’ stock thereafter devolved by operation of law.
Exclusive Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of ours to us or our stockholders, or any claim for aiding and abetting such alleged breach, (3) any action asserting a claim arising under any provision of the DGCL, Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws, (5) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware or (6) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL. Our Certificate of Incorporation further provides that, (i) such exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction and (ii) to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We note that our investors and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Certificate of Incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Registration Rights
Pursuant to the Registration Rights Agreement and the Subscription Agreements, we are obligated to, among other things, register for resale certain securities that are held by the Sponsor, any other parties to the Registration Rights Agreement and the PIPE Investors. Subject to certain exceptions, we will bear all registration expenses under the Registration Rights Agreement. See the section titled “Certain Relationships and Related Party Transactions — Related Party Transactions — Registration Rights Agreement” in our Proxy Statement incorporated by reference herein for a description of these registration rights.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Certificate of Incorporation, to the maximum extent permitted by applicable law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our Certificate of Incorporation provides that, subject to the terms thereof, to the fullest extent permitted by law, none of our non-employee directors (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, subject to the terms of our Certificate of Incorporation, and without limiting any separate agreement to between any person and us or any of our subsidiaries, no non-employee director will (i) have any duty to present business opportunities to us or our subsidiaries or (ii) be liable to us, any of our stockholders or any other person who acquires an interest in our stock, by reason of the fact that such person pursues or acquires a business opportunity for itself, directs such opportunity to another person or does not communicate such opportunity or information to us or any of our subsidiaries. Our Certificate of Incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director or officer solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Company.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the Company or its stockholders for any breach of fiduciary duty as a director to the maximum extent permitted by the DGCL from time to time. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. The DGCL does not permit a corporation to eliminate or limit the liability of a director who has acted in bad faith, engaged in intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. If, however, the DGCL is amended to permit a corporation to eliminate or limit a director’s liability for any such conduct, then the exculpation provisions in our Certificate of Incorporation will function automatically to eliminate our directors’ personal liability to the Company and its stockholder for such conduct.
Our Certificate of Incorporation and our Bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. In addition, in the event that one of our directors or officers may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth in our Certificate of Incorporation and our Bylaws, the Company: (i) shall be the indemnitor of first resort (i.e., its obligations to any such director or officer are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director or officer are secondary); and (ii) shall be required to advance and indemnify the full amounts to which such director or officer are entitled under our Certificate of Incorporation and our Bylaws, without regard to any rights such director or officer may have against any of the Other Indemnitors. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
We have entered into indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Section 203 of the DGCL
In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
A Delaware corporation may “opt out” of Section 203 of the DGCL with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have elected not to be governed by Section 203 of the DGCL. Our Certificate of Incorporation, however, includes provisions similar to Section 203 of the DGCL that generally prohibit us from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder becomes an interested stockholder, unless (i) such person became an interested stockholder as a result of a transaction approved by the Board (other than the Business Combination), (ii) such person acquired at least 85% of our voting stock (excluding shares owned by our officers and directors and employee stock plans) in the transaction by which such person became an interested stockholder or (iii) such transactions are approved by the Board and the affirmative vote of at least 66 2∕3% of our outstanding voting stock (other than such stock owned by the interested stockholder). In general, a person and its affiliates and associates will be an “interested stockholder” under our Certificate of Incorporation if such person (a) holds at least 15% of our voting stock or is an affiliate or associate of ours and (b) held at least 15% of our voting stock at any time during the three-year period preceding the date on which it is sought to be determined whether such person is an interested stockholder; however, a person that acquires greater than 15% of our voting stock solely as a result of actions taken by us will not be an interested stockholder unless such person thereafter acquires additional shares of voting stock other than as a result of further corporate action not caused by such person. Further, the foregoing restrictions will not apply if the business combination is with a person who became an interested stockholder as a result of the Business Combination (provided such person does not acquire more than an additional 1% of the outstanding shares of our voting stock after the date of the Closing). As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Transfer Agent and Registrar
The transfer agent and registrar for our capital stock is Continental Stock Transfer & Trust Company.
Listing
Our Class A Common Stock is listed on the NYSE under the symbol “GBTG”.

SELLING SECURITYHOLDERS
This prospectus relates to the resale from time to time of an aggregate of 466,649,054 shares of our Class A Common Stock by the Selling Securityholders. The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of Class A Common Stock that the Selling Securityholders may offer pursuant to this prospectus.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.
	Securities Beneficially Owned Prior to Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering
Name of Selling Securityholder(1)	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	Percentage
Juweel Investors (SPC) Limited(2)(3)(4)	162,388,084	168,189,894	—	*
American Express Company(2)(3)(5)	157,786,199	163,423,593	—	*
Expedia Group, Inc.(2)(3)(6)	74,687,866	76,927,871	—	*
APSG Sponsor, L.P.(7)	22,345,250	22,345,250	—	*
Jennifer Fleiss	25,000	25,000	—	*
Mitch Garber	25,000	25,000	—	*
James H. Simmons III	25,000	25,000	—	*
Dendur Master Fund Ltd.(8)	1,000,000	1,000,000	—	*
Trust U/W Carl M. Loeb FBO Elisabeth Levin(9)	25,000	25,000	—	*
Trust U/W Carl M. Loeb FBO Arthur Loeb(10)	25,000	25,000	—	*
Gray’s Creek Capital Partners Fund I, LP(11)	200,000	200,000	—	*
Zoom Video Communications, Inc(12)	4,000,000	4,000,000	—	*
HG Vora Special Opportunities Master Fund, LTD(13)	8,200,000	8,200,000	—	*
Marlins Acquisition Corp.(14)	8,000,000	8,000,000	—	*
ASOF II A (DE)Holdings I, L.P.(15)	662,499	662,499	—	*
ASOF II Holdings I, L.P.(15)	3,675,285	3,675,285	—	*
ASOF Holdings I, L.P.(15)	4,337,784	4,337,784	—	*
Eric J. Bock(3)(16)	465,805	1,189,961	—	*
Martine Gerow(3)(17)	1,158,331	1,316,466	—	*
Patricia Anne Huska(3)(18)	11,452	49,035	—	*
Evan Konwiser(3)(19)	121,335	357,031	—	*

	Securities Beneficially Owned Prior to Offering	Securities to be Sold in this Offering	Securities Beneficially Owned After this Offering
Name of Selling Securityholder(1)	Shares of Class A Common Stock	Shares of Class A Common Stock	Shares of Class A Common Stock	Percentage
Michael Qualantone(3)(20)	438,117	1,249,624	—	*
David Thompson(3)(21)	1,365,725	1,968,648	—	*
Philippe Chereque(3)(22)	1,928,496	1,997,397	—	*

*
Less than 1%

(1)
The business address of each director and executive officer of GBTG is c/o Global Business Travel Group, Inc., 666 3rd Avenue, 4th Floor, New York, NY 10017. The business address of Jennifer Fleiss, Mitch Garber and James H. Simmons III is 9 West 57th Street, 42nd Floor, New York, NY 10019.

(2)
The Continuing JerseyCo Owners (or certain permitted transferees thereof) have the right, on the terms and subject to the conditions of the Exchange Agreement, to exchange their GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) for shares of Class A Common Stock on a one-for-one basis, subject to customary adjustments for stock splits, dividends, reclassifications and other similar transactions or, in certain limited circumstances, at the option of the Exchange Committee, for cash (based on the VWAP of the shares of Class A Common Stock for the five trading day period ending on the trading day immediately preceding the applicable exchange date). “Securities Beneficially Owned Prior to Offering” include the shares of Class A Common Stock issuable upon such exchanges.

(3)
The Continuing JerseyCo Owners and holders of GBT Legacy MIP Options and GBT Legacy MIP Shares received “earnout” shares in connection with the Closing. The earnout shares will, upon the achievement of certain earnout milestones, (i) in the case of the Continuing JerseyCo Owners, be converted and re-designated into GBT JerseyCo B Ordinary Shares, with GBTG issuing such holders shares of Class B Common Stock, or (ii) in the case of the holders of GBT Legacy MIP Options and GBT Legacy MIP Shares, be redeemed and cancelled, with the holders thereof receiving shares of Class A Common Stock. “Securities Beneficially Owned Prior to Offering” do not include the shares of Class A Common Stock issuable upon such conversions and redemptions.

(4)
Based solely upon the Schedule 13D filed by Juweel with the SEC on June 6, 2022. “Securities to be Sold in this Offering” consists of (i) 162,388,084 shares of Class A Common Stock that may be issued upon the exchange of 162,388,084 GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) and (ii) 5,801,810 shares of Class A Common Stock underlying 5,801,810 GBT JerseyCo B Ordinary Shares (and an equal number of shares of Class B Common Stock) that may be issued upon the conversion of 5,801,810 “earnout” shares. The business address of Juweel is 350 Madison Avenue, 8th Floor, New York, NY 10017.

(5)
Based solely upon the Schedule 13D filed by American Express Company with the SEC on June 6, 2022. “Securities to be Sold in this Offering” consists of (i) 157,786,199 shares of Class A Common Stock that may be issued upon the exchange of 157,786,199 GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) and (ii) 5,637,394 shares of Class A Common Stock underlying 5,637,394 GBT JerseyCo B Ordinary Shares (and an equal number of shares of Class B Common Stock) that may be issued upon the conversion of 5,637,394 “earnout” shares. American Express Travel Holdings Netherlands Cooperatief U.A., an indirect, wholly-owned subsidiary of American Express Company, is the direct holder of these securities. The principal business address of this entity is 200 Vesey Street, New York, NY 10285.

(6)
Based solely upon the Schedule 13D filed by Expedia Group, Inc. with the SEC on June 6, 2022. “Securities to be Sold in this Offering” consists of (i) 74,274,198 shares of Class A Common Stock that may be issued upon the exchange of 74,274,198 GBT JerseyCo B Ordinary Shares (with automatic surrender for cancellation of an equal number of shares of Class B Common Stock) and (ii) 2,653,673 shares of Class A Common Stock underlying 2,653,673 GBT JerseyCo B Ordinary Shares (and an equal number of shares of Class B Common Stock) that may be issued upon the conversion of 2,653,673 “earnout” shares. EG Corporate Travel Holdings LLC, a direct, wholly-owned subsidiary of Expedia

Group, Inc., is the direct holder of these securities. The business address of such parties is 1111 Expedia Group Way W., Seattle, Washington 98119.
(7)
Based solely upon the Schedule 13D/A filed by APSG Sponsor, L.P. with the SEC on October 13, 2022. Consists of (i) 20,345,250 converted Founder Shares and (ii) 2,000,000 PIPE Securities. Sponsor is managed by affiliates of Apollo. AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the sole member of Holdings GP. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Messrs. Marc Rowan, Scott Kleinman and James Zelter are the directors of Principal III GP and as such may be deemed to have voting and dispositive control of the securities held of record by Sponsor. The address of each of the Sponsor and Holdings GP is c/o Walkers Corporate Limited, 27 Hospital Rd., George Town, Cayman Islands KY1-9008. The address of each of Principal III and Principal III GP is c/o Intertrust Corporate Services, (Cayman) Limited, 190 Elgin Avenue, George Town, Cayman Islands KY1-9008. The address of each of Messrs. Rowan, Kleinman and Zelter is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(8)
Consists of 1,000,000 PIPE Securities. Dendur Capital LP, the investment manager of Dendur Master Fund Ltd., has voting and investment control of the shares held by Dendur Master Fund Ltd. Malcolm Levine is the Chief Investment Officer of Dendur Capital LP and may be deemed to be the beneficial owner of such shares. The registered address of the foregoing individual and entities is 250 West 55th Street, 26th Floor, New York, NY 10019.

(9)
Consists of 25,000 PIPE Securities. Voting and investment power over the shares held by Trust U/W Carl M. Loeb FBO Elisabeth Levin resides with its trustees, John A. Levin, Elisabeth L. Levin and Jean L. Troubh, who may be deemed to be the beneficial owners of the shares. The address of the foregoing individuals and entity is c/o River Partners 767 Fifth Avenue, Floor 21, New York, NY 10153.

(10)
Consists of 25,000 PIPE Securities. Voting and investment power over the shares held by Trust U/W Carl M. Loeb FBO Arthur Loeb resides with its trustees, John A. Levin and John L. Loeb, Jr., who may be deemed to be the beneficial owners of the shares. The address of the foregoing individuals and entity is c/o River Partners 767 Fifth Avenue, Floor 21, New York, NY 10153.

(11)
Consists of 200,000 PIPE Securities. Gray’s Creek Capital Partners Fund I, LP is managed by Gray’s Creek Capital Advisors, LLC and Gray’s Creek Capital Partners, GP. Jason R. Little and Gerrit B. Parker are the natural persons who have voting or investment control over the shares beneficially owned by Gray’s Creek Capital Advisors, LLC and Gray’s Creek Capital Partners, GP. The business address of the foregoing individuals and entities is 500 Post Road East, Suite 233 Westport, CT 06880.

(12)
Consists of 4,000,000 PIPE Securities. Voting and dispositive decisions with respect to the shares are made by Zoom Video Communications, Inc.’s board of directors.

(13)
Consists of 8,200,000 PIPE Securities. HG Vora Capital Management, LLC is the investment adviser to and may be deemed to have voting and dispositive power of the securities held by HG Vora Special Opportunities Master Fund, Ltd. Parag Vora is the manager of HG Vora Capital Management, LLC. The mailing address for each of these entities and the individual discussed in this footnote is 330 Madison Avenue, 20th Floor, New York NY 10017.

(14)
Consists of 8,000,000 PIPE Securities. Voting and dispositive decisions with respect to the shares are made by Marlins Acquisition Corp.’s board of directors.

(15)
Consists of 662,499 PIPE Securities, 3,675,285 PIPE Securities and 4,337,784 PIPE Securities for ASOF II A (DE) Holdings I, L.P., ASOF II Holdings I, L.P. and ASOF Holdings I, L.P. (the “Ares Holders”), respectively. ASOF Investment Management LLC is the manager of the Ares Holders. The sole member of ASOF Investment Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P., and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock,

collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC (collectively with the foregoing entities mentioned herein, other than the Ares Holders, the “Ares Entities”). Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal. Mr. Ressler generally has veto authority over decisions by the board of managers of Ares Partners Holdco LLC. Each of the members of the board of managers , the Ares Entities and the other directors, officers, partners, stockholders, members and managers of the Ares Entities and Ares Holders expressly disclaims beneficial ownership of the securities held of record by each of the Ares Holders. The address of each the Ares Holders and the Ares Entities is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(16)
“Securities to be Sold in this Offering” consists of (i) 994,508 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 126,552 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 663,006 unvested GBTG MIP Options since they are not exercisable within 60 days.

(17)
“Securities to be Sold in this Offering” consists of (i) 1,271,054 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 45,412 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 122,723 unvested GBTG MIP Options since they are not exercisable within 60 days.

(18)
“Securities to be Sold in this Offering” consists of (i) 11,452 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (ii) 37,583 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares.

(19)
“Securities to be Sold in this Offering” consists of (i) 341,799 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 7,402 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 7,830 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 227,866 unvested GBTG MIP Options since they are not exercisable within 60 days.

(20)
“Securities to be Sold in this Offering” consists of (i) 1,113,909 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options, (ii) 66,814 shares of Class A Common Stock issued upon the exercise of vested GBTG MIP Options and (iii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 742,606 unvested GBTG MIP Options since they are not exercisable within 60 days.

(21)
“Securities to be Sold in this Offering” consists of (i) 1,923,236 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 45,412 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares. “Securities Beneficially Owned Prior to Offering” do not include 557,511 unvested GBTG MIP Options since they are not exercisable within 60 days.

(22)
“Securities to be Sold in this Offering” consists of (i) 1,928,496 shares of Class A Common Stock to be issued upon the exercise of vested and unvested GBTG MIP Options and (ii) 68,901 shares of Class A Common Stock that may be issued upon the conversion of “earnout” shares.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary is a discussion of U.S. federal income tax considerations generally applicable to the ownership and disposition of shares of Class A Common Stock. This section applies only to holders that hold shares of Class A Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment).
This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:
•
financial institutions;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
dealers or traders subject to a mark-to-market method of tax accounting with respect to shares of Class A Common Stock;

•
persons holding shares of Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell shares of Class A Common Stock under constructive sale provisions of the Code;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•
holders who are controlled foreign corporations or passive foreign investment companies;

•
regulated investment companies;

•
real estate investment trusts;

•
persons who acquired shares of Class A Common Stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

•
persons that actually or constructively own five percent or more (by vote or value) of our common stock;

•
U.S. holders that hold shares of Class A Common Stock through a non-U.S. broker or other non-U.S. intermediary;

•
persons who are, or may become, subject to the expatriation provisions of the Code;

•
persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;

•
tax-exempt entities; or

•
the Sponsor or its affiliates.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect).
This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service regarding any U.S. federal income tax consequence described herein. There can be no assurance that the U.S. Internal

Revenue Service (“IRS”) will not take positions that are inconsistent with the discussion below or that any such positions would not be sustained by a court.
If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds shares of Class A Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any shares of Class A Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the ownership and disposition of shares of Class A Common Stock.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of Class A Common Stock who or that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder will generally constitute “qualified dividends” that will be subject to tax at the maximum preferential tax rate applicable to long-term capital gains.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A U.S. holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
The following describes U.S. federal income tax considerations relating to the ownership and disposition of shares of Class A Common Stock by a non-U.S. holder. A “non-U.S. holder” is a beneficial owner of shares of Class A Common Stock that is, for U.S. federal income tax purposes:
•
a non-resident alien individual;

•
a foreign corporation; or

•
an estate or trust that is not a U.S. holder.

Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. holder of shares of Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of Class A Common Stock and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. holders. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock
A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Class A Common Stock unless:
•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
GBTG is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) GBTG’s Class A Common Stock has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of GBTG’s Class A Common Stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments). Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate). If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of shares of Class A Common Stock.
Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of Class A Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Class A Common Stock from a non-U.S. holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition unless our Class A Common Stock is regularly traded on an established securities market and such non-U.S. holder did not actually or constructively hold more than 5% of our Class A Common Stock at any time during the shorter of (a) the five-year period preceding the date of the sale or disposition and (b) the non-U.S. holder’s holding period in such stock. We anticipate that our Class A Common Stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our Class A Common Stock will remain regularly traded in the future. GBTG will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. GBTG does not expect to be classified as a USRPHC. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether GBTG is or will be a USRPHC with respect to a non-U.S. holder at any future time.
Information Reporting and Backup Withholding
Dividend payments with respect to Class A Common Stock and proceeds from the sale, exchange or redemption of Class A Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act
Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code, foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.
Withholding under Foreign Account Tax Compliance Act (“FATCA”) will generally apply to payments of dividends on Class A Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, Class A Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.
If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of Class A Common Stock.
Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 21,402,684 shares of our Class A Common Stock issuable upon the exercise of GBTG MIP Options. We are also registering for resale by the Selling Securityholders up to 466,649,054 shares of Class A Common Stock.
Except as set forth in any applicable agreement providing registration rights, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in connection with disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in the Registration Rights Agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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an over-the-counter distribution in accordance with the rules of NYSE;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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to or through underwriters or broker-dealers;

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at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

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directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

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in options transactions;

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through a combination of any of the above methods of sale; or

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any other method permitted pursuant to applicable law.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
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the specific securities to be offered and sold;

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the names of the Selling Securityholders;

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the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

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the names of any participating agents, broker-dealers or underwriters; and

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any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock is listed on the NYSE under the symbol “GBTG”.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
EXPERTS
The consolidated financial statements of Global Business Travel Group, Inc. and subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, are incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Securities and Exchange Commission’s website is www.sec.gov.
We make available free of charge on or through our website at www.amexglobalbusinesstravel.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.
We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.amexglobalbusinesstravel.com.
We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 21, 2023;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 21, 2023;

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the SEC on May 9, 2023;

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our Current Reports on Form 8-K, filed with the SEC on January 5, 2023, January 9, 2023, January 25, 2023, March 7, 2023, March 9, 2023 (Item 9.01 only) and May 9, 2023 (Item 9.01 only); and

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the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 21, 2023, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Global Business Travel Group, Inc.
666 3rd Avenue, 4th Floor
New York, NY 10017
Telephone: (646) 344-1290
You may also access the documents incorporated by reference in this prospectus through our website at www.amexglobalbusinesstravel.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.